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                                                                   Exhibit 10.28

October 30, 2002

BY HAND

Ms. Sallie Krawcheck
388 Greenwich Street
New York, New York 10013

Dear Sallie:

We are delighted to extend to you an offer to join Salomon Smith Barney Inc. (the "Company") as Chairman and Chief Executive Officer of Smith Barney, the business unit that will include the Global Private Client Group and Global Equity Research. Your employment will commence on October 30, 2002, and will continue until terminated by you, by the Company, or by reason of your death.

You shall perform such duties as are consistent with your position as Chairman and Chief Executive Officer of Smith Barney. You agree that you will devote your best efforts and substantially all of your business time and services to the business and affairs of the Company.

If you accept, you will be joining a family of companies that serves 200 million customers in more than 100 countries and is bound together by a steady focus on growth, a workforce committed to excellence, and a workplace based on mutual respect, where every employee can make a difference.

In your capacity as Chairman and Chief Executive Officer of Smith Barney, you will report directly to me and you will be a member of the Citigroup Management Committee and the Business Heads Committee.

BASE SALARY. Your salary will be paid in accordance with the Company's standard policies (currently, semi-monthly) at an annual rate of $500,000.

INCENTIVE AWARDS. The level of your incentive awards will be guaranteed with respect to the awards to be made to you in early 2003 and 2004, when such awards are paid to similarly situated senior executives of the Company, subject to extraordinary circumstances drastically negatively affecting the Company's operating results and, in such event, only to the extent of any similar effect on total compensation (including incentive awards) made to similarly situated senior executives.

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Ms. Sallie Krawcheck
October 30, 2002
Page 2 of 7

In recognition of the transition issues resulting from your departure from Sanford C. Bernstein and your assuming your new role at Smith Barney, you will receive an incentive award in the form of a one-time lump sum cash payment having a pre-tax value of $7,000,000 in February 2003, at the same time cash bonuses are paid to similarly situated senior executives.

You will receive an incentive award with a pre-tax value of $8,000,000 in early 2004 when incentive awards are made to similarly situated senior executives. After 2004, you will be eligible to be considered for a discretionary incentive award, which is generally made on an annual basis and may recognize the Company's performance as well as your performance of your job functions in accordance with the Company's standards and policies in effect from time to time. Your discretionary incentive awards will be determined on the same basis, and delivered to you at the same time, as those provided to other members of the Business Heads Committee.

The incentive award to be made in early 2004, as well as any future discretionary incentive awards you may receive from the Company, will be granted as a combination of a cash bonus and a retention award of restricted stock in accordance with our Capital Accumulation Program ("CAP"), a tax deferred plan. Under current program guidelines for members of the Business Heads Committee, the cash bonus to be paid to you in early 2004 will be $5,875,000 (less applicable withholdings and deductions), and the restricted stock award will have a pre-tax nominal value of $2,125,000, which is calculated as 25% of your total annual compensation (base salary plus the pre-tax nominal value of the annual incentive award). The number of shares of restricted stock shall be calculated by dividing $2,125,000 by 75% of the market price of Citigroup common stock, as determined under CAP guidelines. Awards of restricted stock are subject to vesting conditions, including but not limited to continued employment with the Company, and will be cancelled if the conditions to vesting are not satisfied. In order to be eligible to receive any discretionary incentive award, you must be actively employed on the date the award is granted.

STOCK OPTIONS. You will receive a sign-on stock option grant of 750,000 shares of Citigroup Inc. common stock. In early 2003, when option grants are made to similarly situated senior executives, you will receive a stock option grant of 250,000 shares of Citigroup Inc. common stock. These option grants will each have a term of ten years. The exercise price for each stock option grant will be set at the closing price of Citigroup Inc. common stock on the trading day immediately prior to the grant date. The options will vest in 20% increments on each anniversary of the grant date over five years. You will not be able to use the reload method of exercise in connection with these option grants. More detailed information on the terms and conditions of these option grants will be

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Ms. Sallie Krawcheck
October 30, 2002
Page 3 of 7

outlined in the notification materials and prospectus that will be forwarded to you following the grant date for each award.

Beginning in 2004, you will be eligible to be considered for annual stock option grants at the same time as other similarly situated senior executives.

VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. You will not be eligible to receive any of the incentive awards described above (whether guaranteed or discretionary) and all of your stock option grants will be cancelled if, before the date of the scheduled delivery or vesting, you have voluntarily terminated your employment or you have been terminated by the Company for "Cause". "Cause" shall mean an action taken by a regulatory body or a self regulatory organization ("SRO") that substantially impairs you from performing your duties and that relates to any act or failure to act that occurs during your tenure as Chairman and Chief Executive Officer of Smith Barney; gross misconduct in connection with your employment; material breach of the Company's policies or procedures; dishonesty; breach of your fiduciary duty of loyalty to the Company; violation of a federal or state securities law, rule or regulation; conviction of a felony; material failure in the performance of your duties; or any material misrepresentation made by you to us in furtherance of this offer.

PERQUISITES.

- The Company will provide you with a car and driver for your business and personal use and, subject to availability, you may use Citigroup aircraft for your business travel. When Citigroup aircraft is not available for your business travel, you will be eligible for first-class commercial air travel.

- You will receive personal security protection consistent with Citigroup practices and procedures for similarly situated senior executives as may be in effect from time to time.

- As a member of the Management Committee, you are eligible to participate in our Financial Planning Program conducted by AYCO.

COMPENSATION AND BENEFITS. You will be eligible to participate in the Company's comprehensive benefit programs. All compensation and benefits are deliverable in accordance with the Company's policies, plans and programs in effect at the time of delivery. Further details regarding these policies, benefit plans and programs will be provided when you begin your employment. Please note that all compensation, benefits, and other policies, plans and programs are subject to change at management's discretion.

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Ms. Sallie Krawcheck
October 30, 2002
Page 4 of 7

TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR FOR GOOD CAUSE. In the event that on or before December 31, 2003 either the Company terminates your employment without Cause or you terminate your employment for Good Cause (as defined below):

(1) The Company will make you a cash payment for that portion, if any, of the $7,000,000 described above (less applicable withholdings and deductions) that has not been paid to you prior to the effective date of such termination;

(2) The Company will make you a cash payment for that portion, if any, of the $8,000,000 described above (less applicable withholdings and deductions) that has not been paid to you prior to the effective date of such termination;

(3) The 750,000 stock options awarded to you pursuant to the terms of this letter will immediately vest upon your termination, and you will have the lesser of five years or the remaining term of the option to exercise those options, after which time they will be cancelled;

(4) The 250,000 stock options to be awarded to you in February 2003 pursuant to the terms of this letter will immediately vest upon your termination, and you will have the lesser of five years or the remaining term of the option to exercise those options, after which time they will be cancelled; and

(5) You will receive the basic shares and a pro-rated portion of the premium shares allocable to any outstanding award of restricted stock under the Capital Accumulation Program.

For this purpose, "Good Cause" is defined as a significant reduction in responsibilities or position; your removal from the Business Heads Committee; a significant reduction in compensation that is either not related to your performance or not applicable to similarly situated Citigroup senior executives; a change in your reporting relationship that results in your reporting to someone other than the Chief Executive Officer of Citigroup Inc., unless such change is required by the Company's regulators; or the failure to allow you full authority to manage Smith Barney in a manner consistent with applicable regulatory requirements and sound business practices.

In these circumstances, you will not receive the compensation and benefits provided for in this letter or any separation pay or similar benefits you might otherwise be eligible to receive pursuant to any Citigroup plan or policy. Instead, you will receive the cash payment(s) and vesting of stock options and restricted

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Ms. Sallie Krawcheck
October 30, 2002
Page 5 of 7

stock as described in this "Termination of Employment Without Cause or for Good Cause" section, provided that you execute a settlement agreement and general release that is acceptable to the Company.

INDEMNIFICATION. In addition to your rights to indemnification as set forth in the By-Laws of the Company, the Company will indemnify you and hold you harmless from and against any and all liabilities, suits, claims, actions, causes of action, judgments, settlements, debts and expenses (including attorneys fees) of any kind whatsoever and arising from and in connection with any events that occurred at the Company prior to the commencement of your employment on October 30, 2002 (separately and collectively, the "Claims"). The Company shall control your defense against any such Claims, and you agree to cooperate fully in such defense.

PRIOR RESTRICTIVE COVENANTS. We understand that you will abide by any pre-existing terms and conditions that are contained in any contractual restrictive covenants you may have entered into with Sanford C. Bernstein or any of its subsidiaries or affiliates or any other prior employer, including any covenants relating to the hiring or solicitation of employees or maintaining the confidentiality of proprietary information. You represent that your employment with the Company will not be in violation of any pre-existing restrictive covenant, and you understand that this offer of employment is contingent upon same.

NON-SOLICITATION. In consideration of your employment, you agree that while you are employed with the Company and for one year following termination of your employment, you will not directly or indirectly solicit, induce, or otherwise encourage any person to leave the employment of or terminate any customer relationship with the Company, Citigroup Inc. or any of their respective subsidiaries or affiliates.

CONFIDENTIAL AND PROPRIETARY INFORMATION. You also agree that during your employment, you will have access to or acquire confidential, client, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation not to use, publish or otherwise disclose such information either during or after your employment with the Company.

GOVERNING LAW AND ARBITRATION. The terms and conditions set forth in this letter will be governed by and interpreted in accordance with the laws of the State of New York. Any controversy or dispute relating to your employment with or separation from the Company, including with respect to the terms and conditions set forth in this letter, will be resolved in accordance with the Employment Arbitration Policy described in the enclosed Principles of Employment, which are incorporated herein by reference.

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Ms. Sallie Krawcheck
October 30, 2002
Page 6 of 7

TAXES. All payments, incentive awards, perquisites, and benefits set forth in this letter are subject to, and the Company will withhold such federal, state and local taxes as the Company reasonably determines are required by applicable law or regulation. You remain obligated to pay all required taxes on all payments, incentive awards, perquisites, and benefits regardless of whether withholding is required or made by the Company.

NOTICES. Any notice, request or demand given pursuant to this letter shall be in writing and shall be delivered to the designees below via hand delivery; first-class mail, certified and registered; or overnight delivery:

TO SALLIE KRAWCHECK:                  TO THE COMPANY:

Ms. Sallie Krawcheck                  Gail S. Wilson, Esq.
c/o  Steven Eckhaus, Esq.             General Counsel,
     Eckhaus & Olson                  Human Resources
     230 Park Avenue                  Citigroup Inc.
     New York, New York 10169         425 Park Avenue, 2nd Floor
     tel.: 212-986-6200               New York, New York  10043
     fax:  212-661-2153               tel.: 212-793-7601
                                      fax:  212-793-7600

Your employment is contingent upon successful completion of any and all procedures and verifications to meet employment eligibility. Please contact John Donnelly at 212-816-2293 to make appropriate arrangements.

Any discussions that you may have had with us are not part of this offer unless they are described in this letter, the Citigroup Corporate & Investment Bank Employee Handbook, the Citigroup Statement of Business Practices or in the enclosed Principles of Employment (which you must read carefully, sign and return as part of accepting our offer).

We are confident that Smith Barney will provide you with a rewarding and challenging career, and I look forward to working with you in your new role.

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Ms. Sallie Krawcheck
October 30, 2002
Page 7 of 7

Please let me know that you have accepted this offer by signing below and returning your signed letter and Principles of Employment to me.

Sincerely,

/s/ Sanford I. Weill
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Sanford I. Weill


ACCEPTED AND AGREED:

/s/ Sallie Krawcheck                      October 30, 2002
------------------------------------      ---------------------
Sallie Krawcheck                          Date


Enclosure: Principles of Employment